EXHIBIT 23

 Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Learning Corporation

We consent to the incorporation by reference in the registration statements (No. 333-147442, No. 333-39071 and No. 333-136319) on Form S-8 of American Learning Corporation and subsidiaries of our report dated June 28, 2011 on the consolidated balance sheets of American Learning Corporation and subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in this March 31, 2011 Annual Report on Form 10-K of American Learning Corporation.

/s/  Holtz Rubenstein Reminick LLP

Melville, New York
June 28, 2011